Consent of Independent Auditors

     We consent to the incorporation by reference in the Shire Pharmaceuticals Group plc Registration Statements on Form S-8 (Nos. 333-09168, 333-93543 and 333-60952) of our report dated February 16, 1999, included in the Annual Report on Form 10-K/A of Roberts Pharmaceutical Corporation for the year ended December 31, 1998, and to the use of our report with respect to the consolidated financial statements of Roberts Pharmaceutical Corporation, as amended and not included herewith, in the Shire Pharmaceuticals Group plc Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 15, 2001.

                                                  /s/ Ernst & Young LLP

MetroPark, New Jersey
August 14, 2001